ACCOUNTING SERVICES AGREEMENT

         This Agreement, dated as of the _____ day of ________________, 1997 made by and between Metropolitan West Funds (the "Trust"), a business trust operating as an open end management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), duly organized and existing under the laws of the State of Delaware and FPS Services, Inc. ("FPS"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

         WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto, and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and FPS; and

         WHEREAS, the Trust desires to appoint FPS as Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Trust (the "Accounts and Records") and to perform certain other functions in connection with such Accounts and Records pursuant to the terms and conditions set forth in this Agreement; and

         WHEREAS, FPS is willing to serve in such capacity and perform such functions pursuant to the terms and conditions set forth in this Agreement; and

         WHEREAS, the Trust will provide all necessary information concerning the Series to FPS so that FPS may appropriately execute its responsibilities hereunder;

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

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

         Section 1. Appointment. The Trust hereby appoints FPS as Accounting Services Agent and FPS hereby accepts such appointment. The Trust also agrees to appoint FPS as Accounting Services Agent for any additional Series which, from time to time, may be added to the Trust.

         Section 2. Definitions. For purposes of this Agreement:

         Oral Instructions shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to FPS in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking an original signature, by a person or persons reasonably identified to FPS to be a person or persons authorized by a resolution of the Board of Trustees of the Trust, to give such Oral Instructions on behalf of the Trust.

         Written Instructions shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to FPS in original writing containing an original signature or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to FPS to be the signature of a person authorized by a resolution of the Board of Trustees of the Trust to give written instructions on behalf of the Trust.

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

         The Trust shall file with FPS a certified copy of each resolution of its Board of Trustees authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

         Section 3. To the extent FPS receives the necessary information from the Trust or its agents by Written or Oral Instructions, FPS shall maintain and keep current the following Accounts and Records and any other records required to be kept pursuant to Rule 3 la-1 of the Act relating to the business of the Trust in such form as may be mutually agreed upon between the Trust and FPS:

         (a)  Net Asset Value Calculation reports

         (b)  Cash Receipts Journal

         (c)  Cash Disbursements Journal

         (d)  Dividends Paid and Payable Schedule

         (e)  Purchase and Sales Journals - Portfolio Securities

         (f)  Subscription and Redemption Journals

         (g)  Security Ledgers - Transaction Report and Tax Lot Holdings Report

         (h)  Broker Ledger - Commission Report

         (i)  Daily Expense Accruals

         (j)  Daily Interest Accruals

         (k)  Daily Trial Balance

         (l)  Portfolio Interest Receivable and Income Journal

         (m)  Portfolio Dividend Receivable and Income Register

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

         (n) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security.

         (o)  Average Daily Net assets provided on monthly basis.

         The necessary information to perform the above functions and the calculation of the net asset value of the Trust as provided below, is to be furnished by Written or Oral Instructions to FPS each day (in accordance with the time frame identified below) prior to the close of regular trading on the New York Stock Exchange.

         Section 4. FPS shall perform the ministerial calculations necessary to calculate the net asset value for each Series on each day that the New York Stock Exchange is open for business, in accordance with; (i) the current Prospectus and Statement of Additional Information for the Trust, and (ii) procedures with respect thereto approved by the Board of Trustees of the Trust and supplied in writing to FPS. Portfolio items for which market quotations are available by FPS's use of an automated financial information service (the "Service") shall be based on the closing prices of such Service except where the Trust has given or caused to be given specific Written or Oral Instructions to utilize a different value subject to the appropriate provisions in the Trust's Prospectus and Statement of Additional Information then in effect. All of the portfolio securities shall be given such values as the Trust provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by such Service subject to the appropriate provisions in the Trust's Prospectus and Statement of Additional Information then in effect. FPS shall have no responsibility or liability for;
(i) the  accuracy of prices  quoted by

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

such Service;  (ii) the accuracy of the  information  supplied by the Trust,  or
(iii) any loss, liability, damage, or cost arising out of any inaccuracy of such data. FPS shall have no responsibility or duty to include information or valuations to be provided by the Trust in any computation unless and until it is timely supplied to FPS in usable form. FPS shall record corporate action information as received from the custodian of the Trust's assets (the "Custodian"), the Service or the Trust. FPS shall have no duty to gather or record corporate action information not supplied by these sources.

         FPS will assume no liability for price changes caused by the investment adviser(s), the Custodian, suppliers of security prices and corporate action and dividend information, or any party other than FPS itself.

         Section 5. For all purposes under this Agreement, FPS is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Trust or its agents on behalf of the Trust. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where FPS receives an Instruction whether Written or Oral, to enter a portfolio transaction on the records, the Trust shall cause the broker/dealer executing such transaction to send a written confirmation to the Custodian. FPS shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Trust, provided however, that in the event a Written or Oral Instruction received by FPS is countermanded by a timely received

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

subsequent Written or Oral Instruction prior to acting upon such countermanded Instruction, FPS shall act upon such subsequent Written or Oral Instruction. The sole obligation of FPS with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, shall be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Trust. The Trust shall be responsible, at the Trust's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error. To the extent such action requires FPS to act, the Trust shall give FPS specific Written Instruction as to the action required.

         Section 6. The Trust shall cause the Custodian to forward to FPS a daily statement of cash and portfolio transactions. At the end of each month, the Trust shall cause the Custodian to forward to FPS a monthly statement of portfolio positions, which will be reconciled with the Trust's Accounts and Records maintained by FPS. FPS will report any discrepancies to the Custodian, and report any unreconciled items to the Trust.

         Section 7. FPS shall promptly supply daily and periodic reports to the Trust as requested by the Trust and agreed upon by FPS.

         Section 8. The Trust shall provide and shall require each of its agents (including the Custodian) to provide FPS as of the close of each business day, or on such other schedule as the Trust determines is necessary, with Written or Oral Instructions (to be delivered to FPS by 11:00 a.m., Eastern time, the next following business day) containing all data and information necessary for FPS to maintain the Trust's Accounts and Records and FPS may conclusively

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

assume that the information it receives by Written or Oral Instructions is complete and accurate.

         Section 9. The Accounts and Records, in the agreed-upon format, maintained by FPS shall be the property of the Trust and shall be made available to the Trust promptly upon request and shall be maintained for the periods prescribed in Rules 3 1 a- I and 31 a-2 under the Act. FPS shall assist the Trust's independent auditors, or upon approval of the Trust, or upon demand, any regulatory body, in any requested review of the Trust's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review outside of routine and normal periodic review and audits. Upon receipt from the Trust of the necessary information, FPS shall supply the necessary data for the Trust or an independent auditor's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as the Trust and FPS shall agree upon from time to time.

         Section 10. In case of any request or demand for the inspection of the records of the Trust, FPS shall use its best efforts to notify the Trust and to secure instructions as to permitting or refusing such inspection. FPS may however, exhibit such records to any person in any case where it is advised in writing by its counsel that it may be held liable for failure to do so.

         Section 11. FPS and the Trust may from time to time adopt such procedures as agreed upon in writing, and FPS may conclusively assume that any procedure approved by the Trust or directed by the Trust, does not conflict with or violate any requirements of the Trust's

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

Prospectus, Statement of Additional Information, Trust Instrument or any rule or regulation of any regulatory body or governmental agency. The Trust shall be responsible for notifying FPS of any changes in regulations or rules which might necessitate changes in FPS's procedures, and for working out with FPS such changes.

         Section 12. Limitation of Liability

         (a) FPS, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement that result from willful misfeasance, bad faith, negligence or reckless disregard on the part of FPS in the performance of its obligations and duties under this Agreement.

         (b) Any person, even though a director, officer, employee, shareholder or agent of FPS, who may be or become an officer, director, employee or agent of the Trust, shall be deemed when rendering services to such entity or acting on any business of such entity (other than services or business in connection with FPS's duties under the Agreement), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or under the control or direction of FPS even though such person may receive compensation from FPS.

         (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless FPS, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which FPS may sustain or incur or which

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

may be asserted against FPS by any person by reason of, or as a result of (i) any action taken or omitted to be taken by FPS in good faith, (ii) any action taken or omitted to be taken by FPS in good faith in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by FPS to be genuine and signed, countersigned or executed by any duly authorized person, upon the oral or written instruction of an authorized person of the Trust or upon the opinion of legal counsel to the Trust; or (iii) any action taken in good faith or omitted to be taken by FPS in connection with its appointment in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of FPS or its directors, officers, employees, shareholders or agents in cases of its or their willful misfeasance, bad faith, negligence or reckless disregard of its or their duties hereunder.

         If a claim is made against FPS as to which FPS may seek indemnity under this Section, FPS shall notify the Trust promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Trust promptly of any action commenced against FPS within ten (10) days after FPS shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim. Failure to notify the Trust shall not, however, relieve the Trust from any liability which it may have on account of the indemnity under this Section 12(c) if the Trust has not been prejudiced in any material respect by such failure.

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

         The Trust and FPS shall cooperate in the control of the defense of any action, suit or ~ proceeding in which FPS is involved and for which indemnity is being provided by the Trust to FPS. The Trust may negotiate the settlement of any action, suit or proceeding subject to FPS's approval, which shall not be unreasonably withheld. FPS shall have the right, but not the obligation, to participate in the defense or settlement of a claim or action, with its own counsel, but any costs or expenses incurred by FPS in connection with, or as a result of, such participation will be borne solely by FPS.

         FPS shall have the right to participate in the defense of an action or proceeding and to retain its own counsel, and the reasonable fees and expenses of such counsel shall be borne by the Trust (which shall pay such fees, costs and expenses at least quarterly) if:

              (i) FPS has received an opinion of counsel stating that the use of counsel chosen by the Trust to represent FPS would present such counsel with a conflict of interest;

              (ii) the defendants in, or targets of, any such action or proceeding include both FPS and the Trust, and legal counsel to FPS shall have reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Trust or which may be adverse to or inconsistent with defenses available to the Trust (in which case the Trust shall not have the right to direct the defense of such action on behalf of FPS); or

              (iii) the Trust shall authorize FPS to employ separate counsel at the expense of the Trust. Notwithstanding anything to the contrary herein, it is understood that the Trust

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

shall not, in connection with any action, suit or proceeding or related action, suit or proceeding, be liable under this Agreement for the fees and expenses of more than one firm.

         (d) The terms of this Section 12 shall survive the termination of this Agreement.

         Section 13. All financial data provided to, processed by, and reported by FPS under this Agreement shall be stated in United States dollars. FPS's obligation to convert, equate or deal in foreign currencies or values extends only to the accurate transposition of information received from the various pricing and informational services into FPS's Investment Accounting System.

         Section 14. The Trust agrees to pay FPS compensation for its services and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" approved by the Trust and FPS. The Trust agrees and understands that FPS's compensation be comprised of two components and payable on a monthly basis as follows:

              (i) an asset based fee calculated on the Trust's total assets. subject to a minimum fee, which the Trust hereby authorizes FPS to collect by debiting the Trust's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made. And,

              (ii) reimbursement of any reasonable out-of-pocket expenses paid by FPS on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses

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were  incurred.  The Trust agrees to reimburse FPS for such expenses  within ten calendar days of receipt of such bill.

         For the purpose of determining fees payable to FPS, the value of the Series' net assets shall be computed at the times and in the manner specified in the Series' Prospectus and Statement of Additional Information then in effect.

         During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both FPS and the Trust.

         Section 15. Nothing contained in this Agreement is intended to or shall require FPS, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which the New York Stock Exchange is open. Notwithstanding the foregoing, FPS shall compute the net asset value of each Series on each day required pursuant to (i) Rule 22c- 1 promulgated under the Investment Company Act of 1940, as amended, and (ii) the Trust's Prospectus and Statement of Additional Information then in effect.

         Section 16.

         (a) The term of this Agreement shall be for a period of two (2) years, commencing on the date which the Trust's registration statement is declared effective by the U.S. Securities

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and Exchange  Commission  ("Effective Date") and shall continue  thereafter on a year to year term subject to termination by either Party as set forth in (c) below.

         (b) The fee schedule set forth in Schedule "B" attached shall be fixed for (2) years commencing on the Effective Date of this Agreement and shall continue thereafter subject to its review, adjustment or termination as set forth in section (c) below.

         (c) After the initial term of this Agreement, the Trust or FPS may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred eighty (180) days after the date of receipt of such notice. Upon the effective termination date, the Trust shall pay to FPS such compensation as may be due as of the date of termination and shall likewise reimburse FPS for any out-of-pocket expenses and disbursements reasonably incurred by FPS to such date.

         (d) If a successor to any of FPS's duties or responsibilities under this Agreement is designated by the Trust by written notice to FPS in connection with the termination of this Agreement, FPS shall promptly, upon such termination and at the expense of the Trust, transfer all accounts and required records which belong to the Trust and shall cooperate in the transfer of such records, and its duties and responsibilities under the Agreement.

         Section 17. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

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If to the Trust:                                                      If to FPS:
---------------                                                       ---------
Metropolitan West Funds                                       FPS Services, Inc.
10880 Wilshire Blvd., Suite 2020              3200 Horizon Drive, P.O. Box 61503
Los Angeles, CA  90024                            King of Prussia, PA 19406-0903
Attention:  Scott B. Dubchansky                    Attention:  Kenneth J. Kempf,
            Chief Executive Officer and Trustee                President


         Section 18. This Agreement may be amended from time to time by supplemental agreement executed by the Trust and FPS and the compensation stated in Schedule "B" attached hereto may be adjusted accordingly as mutually agreed upon.

         Section 19. The Parties represent and warrant to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and, when duly executed, this Agreement will constitute a valid and legally binding enforceable obligation of each Party.

         Section 20. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 21. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of FPS or by FPS without the written consent of the Trust, authorized or approved by a resolution of its respective Boards of Directors and Trustees.

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

         Section 22. This Agreement shall be governed by the laws of the State of Califonia and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

         Section 23. No provision of this Agreement may be amended or modified, in any manner except by a written agreement properly authorized and executed by FPS and the Trust.

         Section 24. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting of eleven typewritten pages, together with Schedules "A", "B" and "C", to be signed by their duly authorized of ficers as of the day and year first above written.

Metropolitan West fund                                       FPS Services, Inc.
----------------------                                       ------------------

_______________________________________        _________________________________
By: Scott B. Dubchansky,                       By: Kenneth J.Kempf, President
    Chief Executive Officer and Trustee



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

                                                                    SCHEDULE "A"

                FUND ACCOUNTING AND PORTFOLIO VALUATION SERVICES
                          TO BE PERFORMED ON BEHALF OF
                             METROPOLITAN WEST FUNDS

                            Daily Accounting Services

         1)       Calculate Net Asset Value ("NAV"):

                  o Update the daily market value of securities held by the Fund using FPS's standard agents for pricing U.S. equity and bond securities. The U.S. equity pricing services are Reuters, Inc. Muller Data Corporation, J.J. Kenny Co., Inc. and Interactive Data Corporation
                           (IDC). Muller Data, Telerate Systems, Inc., J.J. Kenny Co., Inc. and IDC are used for bond and money market prices/yields. Bloomberg is available and used for price research.
                  o Enter limited number of manual prices supplied by Metropolitan West Asset Management and/or broker.
                  o Prepare NAV proof sheet. Review components of change in NAV for reasonableness.
                  o Review variance reporting on-line and in hard copy for price changes in individual securities using variance levels established by Metropolitan West Asset Management. Verify US dollar security prices exceeding variance levels by notifying Metropolitan West Asset Management and pricing sources of noted variances.
                  o Review for ax-dividend items indicated by pricing sources; trace to Fund's general ledger for agreement.
                  o Communicate required pricing information (NAY) to Metropolitan West Asset Management, Transfer Agent and, electronically, to NASDAQ.

         2)       Complete Daily Dividend Requirements:
                  o Calculate net investment income available for distribution daily.
                  o Calculate daily distribution rate based on outstanding settled shares.
                  o Supply Transfer Agent and Metropolitan West Asset Management with distribution rates.

         3)       Determine   and   Report   Cash   Availability   to   Fund  by
                  Approximately 9. 30 AM Eastern Time:

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
                  o Receive daily cash and transaction statements from the Custodian by 8:30 AM Eastern time.
                  o Receive previous day shareholder activity reports from the Transfer Agent by 8:30 AM Eastern time.
                  o        Fax hard copy Cash Availability calculations with all
                           details to Metropolitan West Asset Management.
                  o        Supply  Metropolitan West Asset Management with 3-day
                           cash projection report.
                  o Prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the custodian and Metropolitan West Asset Management.

         4)       Reconcile and Record All Daily Expense Accruals
                  o Accrue expenses based on budget supplied by Metropolitan West Asset Management either as percentage of net assets or specific dollar amounts.
                  o If applicable, monitor expense limitations established by Metropolitan West Asset Management.
                  o If applicable, accrue daily amortization of Organizational expense.
                  o If applicable, complete daily accrual of 1 2b-1 expenses.

         5)       Verify and Record All Daily Income Accruals for Debt Issues:
                  o Review and verify all system generated Interest and Amortization reports.
                  o Establish unique security codes for bond issues to permit segregated Trial Balance income reporting.

         6) Monitor Domestic Securities Held for Cash Dividends. corporate actions and capital changes such as splits. mergers. spin-offs. etc. and process appropriately.
                  o        Monitor  electronically   received  information  from
                           Muller Data for all domestic securities.
                  o        Review  current  daily  security  trades for dividend
                           activity.
                  o        Interface with Custodian to monitor timely collection
                           and postings of corporate actions, dividends and interest.

         7)       Enter All  Security  Trades on  Investment  Accounting  System
                  (IAS) based on written instructions from the Fund's advisor.
                  o Review system verification of trade and interest calculations.
                  o Verify settlement through statements supplied by the Custodian.
                  o        Maintain security ledger transaction reporting.
                  o        Maintain tax lot holdings.

                  o        Determine   realized  gains  or  losses  on  security
                           trades.
                  o        Provide complete broker commission reporting.

         8)       Enter All Fund Share Transactions on IAS:
                  o Process activity identified on reports supplied by the Transfer Agent.
                  o Verify settlement through statements supplied by the Custodian.
                  o Reconcile to the FPS Services' Transfer Agent report balances.

         9)       Prepare  and  Reconcile/Prove  Accuracy  of  the  Daily  Trial
                  Balance (listing all asset, liability, equity, income and expense accounts)
                  o        Post manual entries to the general ledger.
                  o        Post custodian bank activity.
                  o        Post shareholder and security transactions.
                  o        Post  and  verify  system  generated  activity,  i.e.
                           income and expense accruals.
                  o Prepare general ledger net cash proof used in NAV calculation.

         10)      Review and Reconcile with Custodian Statements:
                  o Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodian.)
                  o        Post  all  cash  settlement  activity  to  the  Trial
                           Balance.
                  o        Reconcile to ending cash balance accounts.
                  o        Clear IAS subsidiary reports with settled amounts.
                  o Track status of past due items and failed trades handled by the Custodian.

         11) Submission of Daily Accounting Reports to Metropolitan West Asset Management. (Additional reports readily available.)
                  o        Trial Balance.
                  o        Portfolio  Valuation  (listing inclusive of holdings,
                           costs,        market        values,        unrealized
                           appreciation/depreciation and percentage of portfolio comprised of each security).
                  o        NAV Calculation Report with Daily Distribution Rates.
                  o        Cash Availability and 3-day Cash Projection Report.


                           Monthly Accounting Services

         1) Full Financial Statement Preparation (automated Statements of Assets and Liabilities, of Operations and of Changes in Net Assets) and submission to Metropolitan West Asset Management by 1 0th business day.

         2) Submission o f Monthly Automated IAS Reports to Metropolitan West Asset Management.
                  o        Security Purchase/Sales Journal
                  o        Interest and Maturity Report
                  o        Brokers Ledger (Commission Report)
                  o        Security  Ledger  Transaction  Report  with  Realized
                           Gains/Losses
                  o        Security Ledger Tax Lot Holdings Report
                  o        Additional reports available upon request


         3)       Reconcile Accounting Asset Listing to Custodian Asset Listing:
                  o        Report  any  security  balance  discrepancies  to the
                           Custodian/Metropolitan         West Asset Management.

         4) Provide Monthly Analysis and Reconciliation of Additional Trial Balance Accounts such as:
                  o        Security cost and realized gains/losses
                  o        Interest/dividend receivable and income
                  o        Payable/receivable for securities purchased and sold
                  o        Payable/receivable   for  fund  shares;   issued  and
                           redeemed
                  o        Expense payments and accruals analysis

         5) If Appropriate Prepare and Submit to Metropolitan West Asset Management (additional fees may apply)
                  o SEC yield reporting (non-money market funds with domestic and ADR securities only).
                  o        Income by state reporting.
                  o        Standard Industry Code Valuation Report.
                  o        Alternative Minimum Tax Income segregation schedule.

                  Annual (and Semi-Annual) Accounting Services

         1) Assist and supply auditors with schedules supporting securities and share holder transactions, income and expense accruals, etc. during the year in accordance with standard audit assistance requirements.

         2) Provide NSAR Reporting (Accounting Questions): If applicable, answer the following items: 2,2B,20,21,22,23,28,30A,31,32,35,
                  36,37,43,53,55,62,63,64B,71,72,73,74,75 and 76

                      ACCOUNTING SERVICES BASIC ASSUMPTIONS
                                       FOR
                       METROPOLITAN WEST ASSET MANAGEMENT

        The Accounting Fees as set forth in Schedule "B" are based on the following assumptions..
                                       To
       the extent these assumptions are inaccurate or requirements change, fee revisions may be necessary.

Basic Assumptions:

         1) Sub-Chapter "M" compliance reporting shall be maintained by FPS Services as FundAdministrator.

         2) It is assumed that the Low Duration Bond and Short Term Investment portfolio assetcomposition will be primarily fixed income securities. The Total Return portfolio would have a 60% equity and 40% bond security mix. Trading activity is expected to be approximately 100 trades per month per portfolio.

         3) The Funds have a tax year-end which coincides with its fiscal year-end. No additional accounting requirements are necessary to identify or maintain book-tax differences. This proposal does not include providing security tax accounting which differs from its book accounting.

         4) The Funds foresee no difficulty in using FPS's standard current pricing services for US equity, bond and AD securities. We currently use Reuters, Muller Data or Interactive Data Corporation (ID) for U.S. equities and listed ADR's. Muller Data Corporation, J.J.Kenny Co., Inc., Telerate Systems, Inc. and IDC are used for bonds and money market issues. Bloomberg is also available for price research and backup.

                  It is assumed that ASU will work closely with the Metropolitan West Asset Management to ensure the accuracy of the Funds' NAV and to obtain the most satisfactory pricing sources and specific methodologies prior to the actual start-up date. We would propose that the Funds establish clear cut security variance procedures to minimize NAV miscalculations.

         5) To the extent the Funds require daily security prices (limited in number) from specific brokers for U.S. securities, these manual prices will be obtained by the Funds' Investment Advisor and faxed to ASU by approximately 4:00 PM Eastern time for inclusion in the NAV calculations. Metropolitan West Asset Management will supply ASU with the appropriate pricing contacts for these manual quotes.

         6) ASU will supply daily Portfolio Valuation Reports to the Funds' Investment Advisor or manager identifying current security positions, original/amortized cost, security market values and changes in unrealized appreciation/depreciation.

                  It will be the responsibility of the Funds' Investment Advisor to review these reports and to promptly notify ASU of any possible problems, trade discrepancies. incorrect security prices and corporate action/capital change information that could result in a misstated Fund NAV.

         7) The Funds do not expect to invest in Open-end Regulated Investment Company's (RIC's), Futures, Swaps, Hedges, Derivatives or Foreign (non-US dollar denominated) Securities and Currency. To the extent these investment strategies should change, additional fees will apply after the appropriate procedural discussions have taken place between ASU and Fund management. (Two weeks advance notice is required should the Fund commence trading in these investments.)

         8) It is assumed for all debt issues that the Investment Advisor will supply ASU with critical income information such as accrual methods, interest payment frequency details, coupon payment dates, floating rate reset dates, and complete security descriptions with issue types and CUSIP numbers. If applicable, for proper income accrual accounting, ASU will look to the Funds' Investment Advisor to supply the yield to maturity and related cash flow schedules for any mortgage/asset-backed securities held in the Fund.

         9) With respect to Mortgage/Asset-Backed securities including GNMA's, FHLMC's, FNMA's, CMO's, ARM's, the Fund shall direct the Custodian, or a Metropolitan West Asset Management supplied source, to provide ASU with current principal repayment factors on a timely basis in accordance with the appropriate securities' schedule. Income accrual adjustments (to the extent necessary) based upon initial estimates will be completed by ASU when actual principal/income payments are collected by the Custodian and reported to ASU.

         10) To the extent applicable, ASU will maintain on a daily basis US dollar denominated qualified covered call options and index options reporting on the daily Trial Balance and value the respective options and underlying positions.

                  This proposal does not provide for tax classifications if they are required. (If the Funds commence investment in domestic options or designated hedges, two weeks advance notice is required to clarify operational procedures between ASU and the Investment Advisor.)

         11) To the extent that the Funds should establish a Line of Credit in segregated accounts with the Custodian for temporary administrative purposes, and/or leveraging hedging the portfolio, it is not the responsibility under this proposal for ASU to complete the appropriate paperwork/monitoring for segregation of assets and adequacy of collateral. The Funds shall direct the Investment Advisor to execute such responsibilities. ASU will, however, reflect appropriate Trial Balance account entries and interest expense accrual charges on the daily Trial Balance adjusting as necessary at month-end.

         12) If the Funds commence participation in Security Lending, Leveraging, or Short Sales within their portfolio securities, additional fees will apply. (Two weeks advance notice to ASU is required should the Funds desire to participate in the above.)

         13) The Funds shall direct the Investment Advisor or FPS Services as Administrator to supply ASU with portfolio specific expense accrual procedures and monitor the expense accrual balances for adequacy based on outstanding liabilities monthly. The Administrator will promptly communicate to ASU any adjustments needed.

         14) Specific deadlines shall be met and complete information shall be supplied by the Funds in order to minimize any settlement problems, NAV miscalculations or income accrual adjustments.

                  The Funds shall direct the Investment Advisor to provide to ASU Trade Authorization Forms, with the appropriate officer's signature on all security trades placed by the Fund no later than 12:30 PM Eastern time on settlement/value date for short term money market securities issues (assuming that trade date equals settlement date); and by 11:00 AM Eastern time on trade date plus one for non-money market securities. Receipt by ASU of trade information within these identified deadlines may be via telex, fax, or online system access. The Investment Advisor will communicate all trade information directly to the FPS Custody Administrator. The Advisor and/or FPS's Custody Administrator will supply ASU with the trade details in accordance with the above stated deadlines.

                  The Funds shall direct the Investment Advisor to include all information required by ASU; including CUSIP numbers and/or ticker symbols for all US dollar denominated -trades on the Trade Authorization, telex or on-line support. ASU will supply the Investment Advisor with recommended trade ticket documents to minimize receipt of incomplete information. ASU will not be responsible for NAV changes that result from incomplete trade information.

         15) To the extent the Funds utilize Purchases In-Kind (U.S. dollar denominated securities only) as a method for shareholder subscriptions, ASU will provide the Funds with procedures to properly handle and process securities in-kind. Should the Fund prefer procedures other than those provided by ASU, additional fees may apply. Discussions should take place at least two weeks in advance between ASU and the Fund to clarify the appropriate In-Kind operational procedures to be followed.

         16) It is assumed that the Funds' Investment Advisor or FPS Services as Administrator will complete the applicable performance and rate of return calculations as required by the SEC for the Funds.

         17) We would establish mutually agreed upon amortization procedures and accretion requirements for debt issues held by the Fund prior to commencement of operations. Adjustments for financial statements regarding any issues with Original Issue Discount (OID) are not included under this agreement. The Fund shall direct its independent auditors to complete the necessary OID adjustments for financial statements and/or tax reporting.

         18) The Funds are not currently expected to issue separate classes of shares. To the extent they do so, additional fees will be negotiated.

         19) The fees reflected assume FPS Services will supply Transfer Agency and Custody Administration Services for the Funds.

                                                                    SCHEDULE "B"

          FUND ACCOUNTING AND PORTFOLIO VALUATION Services FEE SCHEDULE
                                       FOR
                             METROPOLITAN WEST FUNDS

        This Fee Schedule is fixed for a period of two (2) years from the Effective Date as that term is defined in the Agreement.

  The Accounting Fees as set forth below are stated and offered subject to the
               "Basic Assumptions" as set forth in Schedule "A. "
                    To the extent that those assumptions are
       inaccurate or requirements change, fee revisions may be necessary.

I. ANNUAL FEE SCHEDULE Per Domestic Portfolio: U.S. Dollar Denominated Securities only (1/12th payable monthly):

          $25,000 Minimum to $ 20 Million of Average Net Assets
          .0003 On Next $ 30 Million of Average Net Assets
          .0002 On Next $ 50 Million of Average Net Assets
          .0001 Over $100 Million of Average Net Assets

II PRICING SERVICES QUOTATION FEE: Specific costs will be identified based upon options selected by Metropolitan West Asset Management and will be billed monthly.

         FPS does not currently pass along the charges for the U.S. equity prices supplied by Muller Data. Should the Fund invest in security types other than domestic equities supplied by Muller, the following fees would apply.


------------------------------------------------ ---------------------- ---------------------- ----------------------
Security Types                                        Muller Data         Interactive Data     J.J. Kenny Co., Inc.*
                                                         Corp.*                Corp.*
------------------------------------------------ ---------------------- ---------------------- ----------------------
Government Bonds                                 $        .50           $        .50           $        .25 (a)
------------------------------------------------ ---------------------- ---------------------- ----------------------
Mortgage-Backed (evaluated, seasoned, closing)            .50                    .50                    .25 (a)
------------------------------------------------ ---------------------- ---------------------- ----------------------
Corporate Bonds (short and long term)                     .50                    .50                    .25 (a)
------------------------------------------------ ---------------------- ---------------------- ----------------------
U.S. Municipal Bonds (short and long term)                .55                    .80                    .50 (b)
------------------------------------------------ ---------------------- ---------------------- ----------------------
CMO's/ARM's/ABS                                           1.00                   .80                    1.00 (a)
------------------------------------------------ ---------------------- ---------------------- ----------------------
Convertible Bonds                                         .50                    .50                    1.00 (a)
------------------------------------------------ ---------------------- ---------------------- ----------------------
High Yield Bonds                                          .50                    .50                    1.00 (a)
------------------------------------------------ ---------------------- ---------------------- ----------------------
Mortgage-Backed Factors (per Issue per Month              1.00                   n/a                    n/a
------------------------------------------------ ---------------------- ---------------------- ----------------------
U.S. Equities                                             (d)                    .15                    n/a
------------------------------------------------ ---------------------- ---------------------- ----------------------
U.S. Options                                              n/a                    .15                    n/a
------------------------------------------------ ---------------------- ---------------------- ----------------------
Domestic Dividends & Capital Changes (per                 (d)                    3.50                   n/a
Issue per Month)
------------------------------------------------ ---------------------- ---------------------- ----------------------
Foreign Securities                                        .50                    .50                    n/a
------------------------------------------------ ---------------------- ---------------------- ----------------------
Foreign Securities Dividends & Capital Changes            2.00                   4.00                   n/a
(per Issue per Month)
------------------------------------------------ ---------------------- ---------------------- ----------------------
Set-up Fees                                               n/a                    n/a (e)                .25 (c)
------------------------------------------------ ---------------------- ---------------------- ----------------------
All Added Items                                           n/a                    n/a                    .25 (c)
------------------------------------------------ ---------------------- ---------------------- ----------------------

*        Based on current Vendor costs, subject to change. Costs are quoted based on individual security CUSIP/identifiers and are per issue per day.
         (a)      $35.00 per day minimum (b) $25.00 per day minimum
         (a)      $35.00 per day minimum
         (b)      $25.00 per day minimum
         (c)      $ 1.00, if no CUSIP
         (d)      At no additional cost to FPS clients
         (e)      Interactive Data also charges monthly transmission costs and disk storage charges.

A)       Futures and Currency Forward Contracts $2.00 per Issue per Day

B)       TelerateSystems,  Inc.* (if applicable)
         *Based on current vendor costs, subject to change.

         Specific costs will be identified based upon options selected by Metropolitan We' Asset Management and will be billed monthly.

C)       Reuters, Inc.*
         *Based on current vendor costs, subject to change.

         FPS does not currently pass along the charges for the domestic security prices supplied by Reuters, Inc.

D)       Municipal Market Data*
         *Based on current vendor costs, subject to change.

         Specific costs will be identified based upon options selected by Metropolitan West Asset Management and will be billed monthly.

III. SEC YIELD CALCULATION: (if applicable) Provide up to 12 reports per year to reflect the yield calculations for non-money mark funds required by the SEC, $1,000 per year per Fund. Daily SEC yield reporting is available at $3,000 per year per Fund (US dollar denominated securities only).

IV. OUT-OF-POCKET EXPENSES The Funds will reimburse FPS Services, Inc. monthly for all reasonable out-of-pocket expenses, including telephone, postage, overdraft charges, EDGAR filings, Fund/SERV and Networking expenses, telecommunications, special reports, record retention, special transportation costs, copying and sending materials to auditors and/or regulatory agencies, as incurred and approved.

V. ADDITIONAL SERVICES To the extent the Funds commence using investment techniques such as Futures, Security Lending, Swaps, Leveraging, Short Sales, Derivatives, Precious Metals, or foreign trading (non U.S.
         dollar denominated securities and currency), additional fees will apply. Activities of a non-recurring nature such as shareholder inkinds, fund consolidations, mergers or reorganizations will be subject to negotiation. To the extent that the Funds should decide to issue multiple/separate classes of shares, additional fees will apply. Any additional/enhanced services, programming requests, or reports will be quoted upon request.

                                                                      SCHEDULE C

                            Identification of Series

Below are listed the "Series" to which services under this Agreement are to be performed as of the execution date of the Agreement:

                            "Metropolitan West Funds"

                   1. Metropolitan West Total Return Bond Fund
                   2. Metropolitan West Low Duration Bond Fund
                 3. Metropolitan West Short Term Investment Fund

This Schedule "C" may be amended from time to time by agreement of the Parties.